Exhibit 10.1

HESAI GROUP

AMENDED AND RESTATED 2021 SHARE INCENTIVE PLAN

(Amended and restated on September 3, 2025 with effect from the date of Hong Kong Listing)

ARTICLE 1

PURPOSE

The purpose of the Plan is to promote the success and enhance the value of Hesai Group, an exempted company formed under the laws of the Cayman Islands (the “Company”), by linking the personal interests of the Directors, Employees, and Consultants to those of the Company’s shareholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to the Company’s shareholders.

ARTICLE 2

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1 “ADS(s)” means American Depositary Shares.

2.2 “Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of the corporate, securities, tax and other laws, rules, regulations and government orders, and the rules of any applicable stock exchange (including but not limited to the Hong Kong Listing Rules) or national market system, of any jurisdiction applicable to Awards granted to residents therein.

2.3 “Award” means an Option, a Restricted Share, a Restricted Share Unit or other types of award, in the form of cash or otherwise, approved by the Committee granted to a Participant pursuant to the Plan.

2.4 “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award, including through electronic medium.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Cause” with respect to a Participant means (unless otherwise expressly provided in the applicable Award Agreement, or another applicable contract with the Participant that defines such term for purposes of determining the effect that a “for cause” termination has on the Participant’s Awards) a termination of employment or service based upon a finding by the Service Recipient, acting in good faith and based on its reasonable belief at the time, that the Participant:

(a)           has been negligent in the discharge of his or her duties to the Service Recipient, has refused to perform stated or assigned duties or is incompetent in or (other than by reason of a disability or analogous condition) incapable of performing those duties;

(b)           has been dishonest or committed or engaged in an act of theft, embezzlement or fraud, a breach of confidentiality, an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information;

(c)           has breached a fiduciary duty, or willfully and materially violated any other duty, law, rule, regulation or policy of the Service Recipient; or has been convicted of, or plead guilty or nolo contendere to, a felony or misdemeanor (other than minor traffic violations or similar offenses);

(d)           has materially breached any of the provisions of any agreement with the Service Recipient;

(e)           has engaged in unfair competition with, or otherwise acted intentionally in a manner injurious to the reputation, business or assets of, the Service Recipient; or

(f)           has improperly induced a vendor or customer to break or terminate any contract with the Service Recipient or induced a principal for whom the Service Recipient acts as agent to terminate such agency relationship.

A termination for Cause shall be deemed to occur (subject to reinstatement upon a contrary final determination by the Committee) on the date on which the Service Recipient first delivers written notice to the Participant of a finding of termination for Cause.

2.7 “Code” means the Internal Revenue Code of 1986 of the United States, as amended.

2.8 “Committee” means a committee of the Board described in Article 11.

2.9 “Consultant” means any consultant or adviser if: (a) the consultant or adviser renders bona fide services to a Service Recipient; (b) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; (c) the consultant or adviser is a natural person who has contracted directly with the Service Recipient to render such services; and (d) the consultant or adviser provides services to the Group Entity on a continuing or recurring basis in its ordinary and usual course of business which are in the interests of the long term growth of the Group Entity as determined by the Committee.

2.10 “Corporate Transaction”, unless otherwise defined in an Award Agreement, means any of the following transactions, provided, however, that the Committee shall determine under (d) and (e) whether multiple transactions are related, and its determination shall be final, binding and conclusive:

(a)           an amalgamation, arrangement or consolidation or scheme of arrangement (i) in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the jurisdiction in which the Company is incorporated or (ii) following which the holders of the voting securities of the Company do not continue to hold more than 50% of the combined voting power of the voting securities of the surviving entity;

(b)           the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(c)           the complete liquidation or dissolution of the Company;

(d)           any reverse takeover or series of related transactions culminating in a reverse takeover (including, but not limited to, a tender offer followed by a reverse takeover) in which the Company is the surviving entity but (A) the Company’s equity securities outstanding immediately prior to such takeover are converted or exchanged by virtue of the takeover into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such takeover or the initial transaction culminating in such takeover, but excluding any such transaction or series of related transactions that the Committee determines shall not be a Corporate Transaction; or

(e)           acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Committee determines shall not be a Corporate Transaction.

2.11 “Director” means a member of the Board or a member of the board of directors of any Subsidiary of the Company.

2.12 “Disability” unless otherwise defined in an Award Agreement, means that the Participant qualifies to receive long-term disability payments under the Service Recipient’s long-term disability insurance program, as it may be amended from time to time, to which the Participant provides services regardless of whether the Participant is covered by such policy. If the Service Recipient to which the Participant provides service does not have a long-term disability plan in place, “Disability” means that a Participant is unable to carry out the responsibilities and functions of the position held by the Participant by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. A Participant will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Committee in its discretion.

2.13 “Effective Date” shall have the meaning set forth in Section 12.1.

2.14 “Employee” means any person, including an officer or a Director, who is in the employment of a Service Recipient, subject to the control and direction of the Service Recipient as to both the work to be performed and the manner and method of performance. The payment of a director’s fee by a Service Recipient shall not be sufficient to constitute “employment” by the Service Recipient.

2.15 “Exchange Act” means the Securities Exchange Act of 1934 of the United States, as amended.

2.16 “Fair Market Value” means, as of any date, the value of Shares determined as follows:

(a)           If the Shares are listed on one or more established stock exchanges or national market systems, including without limitation, the New York Stock Exchange, the NASDAQ Stock Market or the Hong Kong Stock Exchange, its Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Shares are listed (as determined by the Committee) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported on the website maintained by such exchange or market system or such other source as the Committee deems reliable;

(b)           If the Shares are regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such Shares as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value of a Share shall be the mean between the high bid and low asked prices for the Shares on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(c)           In the absence of an established market for the Shares of the type described in (a) and (b), above, the Fair Market Value thereof shall be determined by the Committee in good faith and in its discretion by reference to (i) the placing price of the latest private placement of the Shares and the development of the Company’s business operations and the general economic and market conditions since such latest private placement, (ii) other third party transactions involving the Shares and the development of the Company’s business operation and the general economic and market conditions since such transaction, (iii) an independent valuation of the Shares, or (iv) such other methodologies or information as the Committee determines to be indicative of Fair Market Value.

2.17 “Group Entity” means any of the Company and Subsidiaries of the Company.

2.18 “Hong Kong Listing” means the listing of the Class B ordinary shares of the Company on the Main Board of The Stock Exchange of Hong Kong Limited.

2.19 “Hong Kong Listing Rules” means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited, as amended, supplemented or otherwise modified from time to time.

2.20 “Hong Kong Stock Exchange” means The Stock Exchange of Hong Kong Limited.

2.21 “Incentive Share Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

2.22 “Independent Non-executive Director” means a Director of the Company who meets the independence standards under the applicable corporate governance rules of the stock exchange(s) (including but not limited to the independence requirements under Rule 3.13 of the Hong Kong Listing Rules).

2.23 “Non-Employee Director” means a member of the Board who qualifies as a “Non-Employee Director” as defined in Rule 16b-3(b)(3) of the Exchange Act, or any successor definition adopted by the Board.

2.24 “Non-Qualified Share Option” means an Option that is not intended to be an Incentive Share Option.

2.25 “Option” means a right granted to a Participant pursuant to Article 5 of the Plan to purchase a specified number of Shares at a specified price during specified time periods. An Option may be either an Incentive Share Option or a Non-Qualified Share Option.

2.26 “Participant” means a person who satisfies the eligibility and participation criteria pursuant to Article 4 of the Plan.

2.27 “Parent” means a parent corporation under Section 424(e) of the Code.

2.28 “Plan” means the 2021 Share Incentive Plan of Hesai Group, as amended and/or restated from time to time.

2.29 “Related Entity” means any business, corporation, partnership, limited liability company or other entity in which the Company, a Parent or Subsidiary of the Company holds a substantial ownership interest, directly or indirectly, or controls through contractual arrangements and consolidates the financial results according to applicable accounting standards, but which is not a Subsidiary and which the Board designates as a Related Entity for purposes of the Plan.

2.30 “Restricted Share” means a Share awarded to a Participant pursuant to Article 5 that is subject to certain restrictions and may be subject to risk of forfeiture.

2.31 “Restricted Share Unit” means an Award granted pursuant to Article 7.

2.32 “Securities Act” means the Securities Act of 1933 of the United States, as amended.

2.33 “Service Recipient” means the Company or Subsidiary of the Company to which a Participant provides services as an Employee, a Consultant or a Director.

2.34 “Share” means Class A ordinary shares and Class B ordinary shares of the Company, par value US$0.0001 per share, and such other securities of the Company that may be substituted for Shares pursuant to Article 10, as the context so requires.

2.35 “Subsidiary” means any corporation or other entity of which a majority of the outstanding voting shares or voting power is beneficially owned directly or indirectly by the Company.

2.36 “Trading Date” means the closing of the first sale to the general public of the Shares pursuant to a registration statement filed with and declared effective by the U.S. Securities and Exchange Commission under the Securities Act.

ARTICLE 3

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.

(a)           Subject to the provisions of this Plan (including Article 10 and Section 3.1), the maximum aggregate number of Shares which may be issued pursuant to all Awards (the "Award Pool") shall initially be 16,365,047, plus commencing no earlier than January 1st of the year immediately following the Company's initial public offering and listing on an internationally recognized stock exchange, an increase on the first day of the fiscal year, by an amount decided by the Board, provided that (i) such increase shall not exceed 1.5% of the then total number of Shares issued and outstanding on an as-converted and fully-diluted basis on the last day of the immediately preceding fiscal year and (ii) such increase shall not result in the Plan Limit (as defined below) being exceeded. Subject to the provisions of this Plan, the maximum aggregate number of Award Pool as of the date of Hong Kong Listing is 15,010,089, representing approximately 10% of the issued Shares (excluding treasury Shares) of the Company as of the date of Hong Kong Listing (assuming the offer size adjustment option and the over-allotment option in respect of the Hong Kong Listing are not exercised). For the avoidance of doubt, Shares which may be issued under this Plan shall be Class B ordinary shares only.

(b)           To the extent that an Award terminates, expires, or lapses for any reason, any Shares subject to the Award shall again be available for the grant of an Award pursuant to the Plan. To the extent permitted by Applicable Laws, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form or combination by a Group Entity shall not be counted against Shares available for grant pursuant to the Plan. Shares delivered by the Participant or withheld by the Company upon the exercise of any Award under the Plan, in payment of the exercise price thereof or tax withholding thereon, may again be granted or awarded hereunder, subject to the limitations of Section 3.1(a). If any Award is forfeited by the Participant or repurchased by the Company, the Shares underlying such Award may again be granted or awarded hereunder, subject to the limitations of Section 3.1(a).

(c)           The total number of Shares which may be issued and/or transferred in respect of all Awards that may be granted pursuant to this Plan and any other share incentive schemes of the Company shall not exceed 10% of the total number of Shares in issue as at the date of the Hong Kong Listing (excluding treasury Shares) (the “Plan Limit”) or the relevant date of approval of the refreshment of the Plan Limit. Awards lapsed in accordance with the terms of this Plan will not be counted for the purpose of the Plan Limit. Further, any awards that were previously granted under this Plan prior to the date of Hong Kong Listing (including those outstanding, forfeited or lapsed in accordance with this Plan or exercised Options) will not be counted for the purpose of the Plan Limit.

(d)           The total number of Shares which may be issued and/or transferred in respect of all Awards that may be granted pursuant to this Plan and any other share incentive schemes of the Company to Consultants (the “Consultants Sublimit”) shall not exceed 0.5% of the total number of Shares in issue as at the date of the Hong Kong Listing (excluding treasury Shares) or the relevant date of approval of the refreshment of the Consultants Sublimit. The Consultants Sublimit shall in any event be within the Plan Limit. Awards lapsed in accordance with the terms of this Plan will not be counted for the purpose of the Consultants Sublimit. Further, any awards that were previously granted under this Plan prior to the date of Hong Kong Listing (including those outstanding, forfeited or lapsed in accordance with this Plan or exercised Options) will not be counted for the purpose of the Consultants Sublimit.

(e)           If the Company conducts a share consolidation or subdivision after the Plan Limit or the Consultants Sublimit has been approved in general meeting, the maximum number of Shares that may be issued and/or transferred in respect of all Awards to be granted under all of the share incentive schemes under the said Plan Limit or the Consultants Sublimit as a percentage of the total number of issued Shares at the date immediately before and after such consolidation or subdivision shall be the same, rounded to the nearest whole share.

(f)           Unless approved by the shareholders of the Company in general meeting in accordance with the Hong Kong Listing Rules, any grant of Awards to a Participant that would result in the Shares issued and to be issued and/or transferred in respect of all Awards granted to such Eligible Participant (excluding any Awards lapsed in accordance with the provisions of this Plan) in any 12-month period shall not exceed 1% of the total number of Shares in issue (excluding treasury Shares).

(g)           The grant of Awards to a Director, chief executive or substantial shareholder (as defined under the Hong Kong Listing Rules) of the Company, or any of their respective associates (as defined under the Hong Kong Listing Rules), must comply with the approval requirements set out in Rule 17.04(1) of the Hong Kong Listing Rules. The Nominating and Corporate Governance Committee must make a recommendation on any grant of Awards to a Director who is a beneficiary of weighted voting rights (as defined under the Hong Kong Listing Rules).

(h)           Where any grant of Awards (excluding grant of Options) to a Director (other than an Independent Non-executive Director) or chief executive of the Company, or any of their associates would result in the Shares issued and to be issued in respect of all Awards granted (excluding any Awards lapsed in accordance with the provisions of this Plan) to such person in the 12-month period up to and including the date of such grant, representing in aggregate over 0.1% of the total number of Shares in issue (excluding treasury Shares), such further grant of awards must be approved by shareholders in general meeting in the manner set out in Rule 17.04(4) of the Hong Kong Listing Rules. The Company must send a circular to the shareholders setting out matters required under Rule 17.04(5) of the Hong Kong Listing Rules.

(i)            Where any grant of Awards to an Independent Non-executive Director or a substantial shareholder of the Company, or any of their respective associates, would result in the Shares issued and to be issued in respect of all Awards granted (excluding any Awards lapsed in accordance with the provisions of this Plan) to such person in the 12-month period up to and including the date of such grant representing in aggregate over 0.1% of the total number of Shares in issue (excluding treasury shares), such further grant of Awards must be approved by shareholders in general meeting in the manner set out in Rule 17.04(4) of the Hong Kong Listing Rules. The Company must send a circular to the shareholders setting out matters required under Rule 17.04(5) of the Hong Kong Listing Rules.

3.2           Shares Distributed. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares, treasury Shares (subject to Applicable Laws) or Shares purchased on the open market. Additionally, at the discretion of the Committee, any Shares distributed pursuant to an Award may be represented by ADSs. If the number of Shares represented by an ADS is other than on a one-to-one basis, the limitations of Section 3.1 shall be adjusted to reflect the distribution of ADSs in lieu of Shares.

ARTICLE 4

ELIGIBILITY AND PARTICIPATION

4.1           Eligibility. Subject to the Applicable Laws, persons eligible to participate in this Plan include Employees, Consultants, and Directors, as determined by the Committee.

4.2           Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all eligible individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No individual shall have any right to be granted an Award pursuant to this Plan.

4.3           Jurisdictions. In order to assure the viability of Awards granted to Participants employed in various jurisdictions, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom applicable in the jurisdiction in which the Participant resides, is employed, operates or is incorporated. Moreover, the Committee may approve such supplements to, or amendments, restatements, or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, that no such supplements, amendments, restatements, or alternative versions shall increase the share limitations contained in Section 3.1 of the Plan. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate any Applicable Laws.

ARTICLE 5

OPTIONS

5.1           General. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a)           Exercise Price. The exercise price per Share subject to an Option shall be determined by the Committee and set forth in the Award Agreement which may be a fixed price or a variable price related to the Fair Market Value of the Shares; provided that the exercise price per Share subject to an Option shall be at least the higher of the following: (i) where the Options granted are exercisable into ADSs and the exercise price is determined in U.S. dollars, (a) the closing price of the Company’s ADSs on Nasdaq on the date of grant, which must be Nasdaq business day; and (b) the average closing price of the Company’s ADSs on Nasdaq for the five Nasdaq trading days immediately preceding the date of grant; or (ii) where the Options granted are exercisable into the Shares and the exercise price is determined in Hong Kong dollars, (a) the closing price of the Shares as stated in the Hong Kong Stock Exchange’s daily quotations sheet on the grant date which should be a business day of the Hong Kong Stock Exchange, or (b) the average closing price of the Shares as stated in the Hong Kong Stock Exchange’s daily quotation sheets for the five business days immediately preceding the grant date. Subject to the provisions of the Plan, the exercise price per Share subject to an Option may be amended or adjusted in the absolute discretion of the Committee, the determination of which shall be final, binding and conclusive. For the avoidance of doubt, to the extent not prohibited by Applicable Laws or any exchange rule (including Hong Kong Listing Rules), a downward adjustment of the exercise prices of Options mentioned in the preceding sentence shall be effective without the approval of the Company’s shareholders or the approval of the affected Participants.

(b)           Vesting Period, Time and Conditions of Exercise. Subject to the Hong Kong Listing Rules, the Committee shall determine the time or times at which an Option may be exercised in whole or in part, including exercise prior to vesting; provided that (i) the vesting period of any Option shall not be less than 12 months and (ii) the exercise term of any Option granted under the Plan shall not exceed the seventh (7th) anniversary of the date on which the vesting of the Option commences, except as otherwise determined by the Committee. The Committee shall also determine any conditions, if any, that must be satisfied before all or part of an Option may be exercised.

(c)           Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation (i) cash or check denominated in U.S. Dollars, (ii) to the extent permissible under the Applicable Laws, cash or check in Chinese Renminbi, (iii) cash or check denominated in any other local currency as approved by the Committee, (iv) Shares held for such period of time as may be required by the Committee in order to avoid adverse financial accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof, (v) after the Trading Date, the delivery of a notice that the Participant has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; provided that payment of such proceeds is then made to the Company upon settlement of such sale, (vi) other property acceptable to the Committee with a Fair Market Value equal to the exercise price, or (vii) any combination of the foregoing. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a member of the Board or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the exercise price of an Option in any method which would violate Section 13(k) of the Exchange Act.

(d)           Lapsed Options. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, on the 90th day following the termination of employment or service, Options that are at that time unexercised shall automatically lapse in accordance with the Award Agreement.

(e)           Forfeiture. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon the termination of employment or service resulting from specified Causes, Options that are at that time unexercised shall be forfeited in accordance with the Award Agreement; provided, however, the Committee may (a) provide in any Award Agreement that forfeiture conditions relating to Options will be waived in whole or in part in the event of terminations resulting from specified Causes, and (b) in other cases waive in whole or in part forfeiture conditions relating to Options.

5.2           Incentive Share Options. Incentive Share Options may be granted to Employees of the Company or a Subsidiary of the Company. Incentive Share Options may not be granted to employees of a Related Entity or to Independent Non-executive Directors or Consultants. The terms of any Incentive Share Options granted pursuant to the Plan, in addition to the requirements of Section 5.1, must comply with the following additional provisions of this Section 5.2:

(a)           Individual Dollar Limitation. The aggregate Fair Market Value (determined as of the time the Option is granted) of all Shares with respect to which Incentive Share Options are first exercisable by a Participant in any calendar year may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Share Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Share Options.

(b)           Exercise Price. The exercise price of an Incentive Share Option shall be the Fair Market Value at the date of grant. However, the exercise price of any Incentive Share Option granted to any individual who, at the date of grant, owns Shares possessing more than ten percent of the total combined voting power of all classes of shares of the Company or any Parent or Subsidiary of the Company may not be less than 110% of Fair Market Value on the date of grant and such Option may not be exercisable for more than five years from the date of grant.

(c)           Transfer Restriction. The Participant shall give the Company prompt notice of any disposition of Shares acquired by exercise of an Incentive Share Option within (i) two years from the date of grant of such Incentive Share Option or (ii) one year after the transfer of such Shares to the Participant.

(d)           Expiration of Incentive Share Options. No Award of an Incentive Share Option may be made pursuant to this Plan after the tenth anniversary of the Effective Date.

5.3           Right to Exercise. During a Participant’s lifetime, an Incentive Share Option may be exercised only by the Participant.

ARTICLE 6

RESTRICTED SHARES

6.1 Grant of Restricted Shares. The Committee, at any time and from time to time, may grant Restricted Shares to Participants as the Committee, in its sole discretion, shall determine. The Committee, in its sole discretion, shall determine the number of Restricted Shares to be granted to each Participant.

6.2 Restricted Shares Award Agreement. Each Award of Restricted Shares shall be evidenced by an Award Agreement that shall specify the period of restriction, the number of Restricted Shares granted, and such other terms and conditions as the Committee, in its sole discretion, shall determine. Unless the Committee determines otherwise, Restricted Shares shall be held by the Company as escrow agent until the restrictions on such Restricted Shares have lapsed.

6.3 Issuance and Restrictions. Restricted Shares shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Shares or the right to receive dividends on the Restricted Shares). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

6.4 Forfeiture/Repurchase. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment or service during the applicable restriction period, Restricted Shares that are at that time subject to restrictions shall be forfeited or repurchased in accordance with the Award Agreement; provided, however, that the Committee may (a) provide in any Restricted Share Award Agreement that restrictions or forfeiture and repurchase conditions relating to Restricted Shares will be waived in whole or in part in the event of terminations resulting from specified Causes, and (b) in other cases waive in whole or in part restrictions or forfeiture and repurchase conditions relating to Restricted Shares.

6.5 Certificates for Restricted Shares. Restricted Shares granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

6.6 Removal of Restrictions. Except as otherwise provided in this Article 6, Restricted Shares granted under the Plan shall be released from escrow as soon as practicable after the last day of the period of restriction. The Committee, in its discretion, may accelerate the time at which any restrictions shall lapse or be removed. After the restrictions have lapsed, the Participant shall be entitled to have any legend or legends under Section 6.5 removed from his or her Share certificate, and the Shares shall be freely transferable by the Participant, subject to applicable legal restrictions. The Committee (in its discretion) may establish procedures regarding the release of Shares from escrow and the removal of legends, as necessary or appropriate to minimize administrative burdens on the Company.

ARTICLE 7

RESTRICTED SHARE UNITS

7.1 Grant of Restricted Share Units. The Committee, at any time and from time to time, may grant Restricted Share Units to Participants as the Committee, in its sole discretion, shall determine. The Committee, in its sole discretion, shall determine the number of Restricted Share Units to be granted to each Participant.

7.2 Restricted Share Units Award Agreement. Each Award of Restricted Share Units shall be evidenced by an Award Agreement that shall specify any vesting conditions, the number of Restricted Share Units granted, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

7.3 Vesting Period, Form and Timing of Payment of Restricted Share Units. At the time of grant, the Committee shall specify the date or dates on which the Restricted Share Units shall become fully vested and nonforfeitable. Subject to the Hong Kong Listing Rules and unless otherwise decided by the Committee, in principle, the vesting period shall not be less than 12 months. Upon vesting, the Committee, in its sole discretion, may pay Restricted Share Units in the form of cash, Shares or a combination thereof.

7.4 Forfeiture/Repurchase. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment or service during the applicable restriction period, Restricted Share Units that are at that time unvested shall be forfeited or repurchased in accordance with the Award Agreement; provided, however, the Committee may (a) provide in any Restricted Share Unit Award Agreement that restrictions or forfeiture and repurchase conditions relating to Restricted Share Units will be waived in whole or in part in the event of terminations resulting from specified Causes, and (b) in other cases waive in whole or in part restrictions or forfeiture and repurchase conditions relating to Restricted Share Units.

ARTICLE 8

PROVISIONS APPLICABLE TO AWARDS

8.1 Award Agreement. Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include the term of an Award, the provisions applicable in the event the Participant’s employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

8.2 No Transferability; Limited Exception to Transfer Restrictions.

8.2.1	Limits on Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 8.2, by Applicable Laws, stock exchange rules and by the Award Agreement, as the same may be amended:

(a)	all Awards are non-transferable and will not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge;

(b)	Awards will be exercised only by the Participant; and

(c)	amounts payable or shares issuable pursuant to an Award will be delivered only to (or for the account of), and, in the case of Shares, registered in the name of, the Participant.

In addition, the shares shall be subject to the restrictions set forth in the applicable Award Agreement.

8.2.2	Further Exceptions to Limits on Transfer. The exercise and transfer restrictions in Section 8.2.1 will not apply to any transfer to a vehicle (such as a trust or a private company) for the benefit of the Participant and any of his or her family members where the Hong Kong Stock Exchange has granted a waiver.

Notwithstanding anything else in this Section 8.2.2 to the contrary, but subject to compliance with all Applicable Laws, Restricted Shares and Restricted Share Units will be subject to any and all transfer restrictions under the Code applicable to such Awards or necessary to maintain the intended tax consequences of such Awards.

8.3 Beneficiaries. Notwithstanding Section 8.2, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

8.4 Performance Objectives and Other Terms. The Committee, in its discretion, shall set performance objectives or other vesting criteria which, depending on the extent to which they are met, will determine the number or value of the Awards that will be granted or paid out to the Participants.

8.5 Share Certificates.

(a) Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing the Shares pursuant to the exercise of any Award, unless and until the Committee has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all Applicable Laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed or traded. All Share certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with all Applicable Laws, and the rules of any national securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. The Committee may place legends on any Share certificate to reference restrictions applicable to the Shares. In addition to the terms and conditions provided herein, the Committee may require that a Participant make such reasonable covenants, agreements, and representations as the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Committee.

(b) Notwithstanding anything herein to the contrary, unless otherwise determined by the Committee or required by Applicable Laws, the Company shall not deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded on the books of the Company or, as applicable, its transfer agent or share plan administrator.

8.6 Paperless Administration. Subject to Applicable Laws, the Committee may make Awards and provide applicable disclosure and procedures for exercise of Awards by an internet website or interactive voice response system for the paperless administration of Awards.

8.7 Foreign Currency. A Participant may be required to provide evidence that any currency used to pay the exercise price of any Award was acquired and taken out of the jurisdiction in which the Participant resides in accordance with Applicable Laws, including foreign exchange control laws and regulations. In the event the exercise price for an Award is paid in Chinese Renminbi or other foreign currency, as permitted by the Committee, the amount payable will be determined by conversion from U.S. dollars at the official rate promulgated by the People’s Bank of China for Chinese Renminbi, or for jurisdictions other than the People’s Republic of China, the exchange rate as selected by the Committee on the date of exercise.

ARTICLE 9

RESTRICTION ON THE TIME OF GRANT OF AWARDS

9.1 The Company may not grant any options or awards after inside information has come to its knowledge until (and including) the trading day after it has announced the information. In particular, it may not grant any options or awards during the period commencing 30 days immediately before the earlier of:

(a) the date of the board meeting (as such date is first notified to the Hong Kong Stock Exchange under the Hong Kong Listing Rules) for approving the Company’s results for any year, half-year, quarterly or any other interim period (whether or not required under the Listing Rules); and

(b) the deadline for the issuer to announce its results for any year or half-year under the Listing Rules, or quarterly or any other interim period (whether or not required under the Listing Rules),

and ending on the date of the results announcement.

9.2 No Awards may be granted during any period of delay in the Company publishing a results announcement.

ARTICLE 10

CHANGES IN CAPITAL STRUCTURE

10.1 Adjustments. In the event of any dividend, share split, combination or exchange of Shares, amalgamation, arrangement or consolidation, spin-off, recapitalization or other distribution (other than normal cash dividends) of Company assets to its shareholders, or any other change affecting the Shares or the share price of a Share, the Committee shall make such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change with respect to (a) the aggregate number and type of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1, subject to the provisions of this Plan); (b) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (c) the grant or exercise price per share for any outstanding Awards under the Plan. Any adjustment required as a result of a rights issue, sub-division, consolidation of shares or reduction of capital of the Company must give the grantee the same proportion of the equity capital, rounded to the nearest whole share, as that to which that grantee was previously entitled prior to the capitalization, but no such adjustment may be made to the extent that a Share would be issued at less than its nominal value (if any). For the avoidance of doubt, any issue of securities as consideration in a transaction may not be regarded as a circumstance requiring adjustment.

10.2 Corporate Transactions. Except as may otherwise be provided in any Award Agreement or any other written agreement entered into by and between the Company and a Participant, if the Committee anticipates the occurrence, or upon the occurrence, of a Corporate Transaction, the Committee may, in its sole discretion, provide for (i) any and all Awards outstanding hereunder to terminate at a specific time in the future and shall give each Participant the right to exercise the vested portion of such Awards during a period of time as the Committee shall determine, or (ii) the purchase of any Award for an amount of cash equal to the amount that could have been attained upon the exercise of such Award (and, for the avoidance of doubt, if as of such date the Committee determines in good faith that no amount would have been attained upon the exercise of such Award, then such Award may be terminated by the Company without payment), or (iii) the replacement of such Award with other rights or property selected by the Committee in its sole discretion or the assumption of or substitution of such Award by the successor or surviving corporation, or a Parent or Subsidiary thereof, with appropriate adjustments as to the number and kind of Shares and prices, or (iv) payment of such Award in cash based on the value of Shares on the date of the Corporate Transaction plus reasonable interest on the Award through the date as determined by the Committee when such Award would otherwise be vested or have been paid in accordance with its original terms, if necessary to comply with Section 409A of the Code.

10.3 Outstanding Awards – Other Changes. In the event of any other change in the capitalization of the Company or corporate change other than those specifically referred to in this Article 10, the Committee may, in its absolute discretion, make such adjustments in the number and class of shares subject to Awards outstanding on the date on which such change occurs and in the per share grant or exercise price of each Award as the Committee may consider appropriate to prevent dilution or enlargement of rights.

10.4 No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of Shares of any class, the payment of any dividend, any increase or decrease in the number of shares of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Committee under the Plan, and no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to an Award or the grant or exercise price of any Award.

ARTICLE 11

ADMINISTRATION

11.1 Committee. The Plan shall be administered by the Board or a committee of one or more members of the Board and/or one or more executive officers of the Company (the “Committee”) to whom the Board shall delegate the authority to grant or amend Awards to Participants other than any of the Committee members, Independent Non-executive Directors and executive officers of the Company. Reference to the Committee shall refer to the Board in absence of the Committee. Notwithstanding the foregoing, the full Board, acting by majority of its members in office, shall conduct the general administration of the Plan if required by Applicable Laws, and with respect to Awards granted to the Committee members, Independent Non-executive Directors and executive officers of the Company and for purposes of such Awards the term “Committee” as used in the Plan shall be deemed to refer to the Board. The Committee may further delegate, to the extent permitted by applicable law, to one or more officers of the Company, its powers under this Plan (a) to designate officers, employees and consultants of the Company and its Subsidiaries who will receive grants of Awards under this Plan, and (b) to determine the number of shares subject to, and the other terms and conditions of, such Awards, in each case within the limits established by the Board or the Committee.

11.2 Action by the Committee. A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, and acts approved unanimously in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of a Group Entity, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

11.3 Authority of the Committee. Subject to any specific designation in the Plan, the Committee has the exclusive power, authority and discretion to:

(a)	designate Participants to receive Awards;

(b)	determine the type or types of Awards to be granted to each Participant;

(c)	determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d)           determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines;

(e)           determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f)            prescribe the form of each Award Agreement, which need not be identical for each Participant;

(g)           decide all other matters that must be determined in connection with an Award;

(h)           establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i)            interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement;

(j)            amend the terms and conditions of Award Agreements; and

(k)           make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan, including design and adopt from time to time new types of Awards that are in compliance with Applicable Laws.

11.4 Decisions Binding. The Committee’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

ARTICLE 12

EFFECTIVE AND EXPIRATION DATE

12.1 Effective Date. The amended and restated Plan shall become effective as of the date of the Hong Kong Listing (the “Effective Date”). The amended and restated Plan shall be ratified by the shareholders of the Company by written resolutions or at a meeting duly held in accordance with the applicable provisions of the Company’s Memorandum of Association and Articles of Association within 12 months of the Effective Date.

12.2 Expiration Date. The Plan will expire on, and no Award may be granted pursuant to the Plan after, the tenth anniversary of the Effective Date. Any Awards that are outstanding on the tenth anniversary of the Effective Date shall remain in force according to the terms of the Plan and the applicable Award Agreement.

ARTICLE 13

AMENDMENT, MODIFICATION, AND TERMINATION

13.1 Amendment, Modification, and Termination. Subject to any Applicable Laws or stock exchange rules, at any time and from time to time, the Board may terminate, amend or modify the Plan; provided, however, that:

(a) to the extent necessary and desirable to comply with Applicable Laws or stock exchange rules, the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required;

(b) shareholder approval is required for any amendment to the Plan that increases the number of Shares available under the Plan (other than any adjustment as provided by Article 10) or permits the Committee to extend the term of the Plan;

(c) any alterations to the terms and conditions of this Plan which are of a material nature or any alterations to the provisions relating to the matters set out in Rule 17.03 of the Hong Kong Listing Rules to the advantage of participants must be approved by shareholders of the Company in general meeting;

(d) any change to the terms of Options or Awards granted to a Participant must be approved by the Board, the remuneration committee, the independent non-executive Directors and/or the shareholders of the Company (as the case may be) if the initial grant of the Options or Awards was approved by the Board, the remuneration committee, the independent non-executive Directors and/or the shareholders of the Company (as the case may be), unless such alterations take effect automatically under the terms of this Plan;

(e) any change to the authority of the Directors or scheme administrators to alter the terms of this Plan must be approved by shareholders of the Company in general meeting;

(f) no amendment, alteration, suspension or termination of this Plan shall materially and adversely affect any Award previously granted pursuant to the Plan, unless mutually agreed otherwise between the grantee and the Committee, which agreement must be in writing and signed by the grantee and the Company; and

(g) The amended terms of this Plan or the Options or Awards must still comply with the relevant requirements of the Applicable Laws, including Chapter 17 of the Hong Kong Listing Rules.

13.2 Effect of Termination. In the event that Board terminates the Plan in accordance with and subject to the provisions of Section 13.1 of this Plan, any Award granted pursuant to this Plan, which remain unvested or which have vested but not yet been exercised or in respect of which Shares have not yet been issued to the Participants at the time of termination, shall remain in full force and effect according to the terms of the Plan and the applicable Award Agreement.

ARTICLE 14

GENERAL PROVISIONS

14.1 No Rights to Awards. No Participant, employee, or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Participants, employees, and other persons uniformly.

14.2 No Shareholders Rights. No Award gives the Participant any of the rights of a shareholder of the Company (including but not limited to right to vote, receive dividends, right to transfer or liquidation right) unless and until Shares are in fact issued to such person in connection with such Award.

14.3 Taxes. No Shares shall be delivered under the Plan to any Participant until such Participant has made arrangements acceptable to the Committee for the satisfaction of any income and employment tax withholding obligations under Applicable Laws. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all applicable taxes (including the Participant’s payroll tax obligations) required or permitted by Applicable Laws to be withheld with respect to any taxable event concerning a Participant arising as a result of this Plan. The Committee may in its discretion and in satisfaction of the foregoing requirement allow a Participant to elect to have the Company withhold Shares otherwise issuable under an Award (or allow the return of Shares) having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of Shares which may be withheld with respect to the issuance, vesting, exercise or payment of any Award (or which may be repurchased from the Participant of such Award after such Shares were acquired by the Participant from the Company) in order to satisfy any income and payroll tax liabilities applicable to the Participant with respect to the issuance, vesting, exercise or payment of the Award shall, unless specifically approved by the Committee, be limited to the number of Shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for the applicable income and payroll tax purposes that are applicable to such supplemental taxable income.

14.4 No Right to Employment or Services. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Service Recipient to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employment or services of any Service Recipient.

14.5 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the relevant Group Entity.

14.6 Indemnification. To the extent allowable pursuant to Applicable Laws, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Memorandum of Association and Articles of Association, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

14.7 Relationship to Other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of any Group Entity except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

14.8 Expenses. The expenses of administering the Plan shall be borne by the Group Entities.

14.9 Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

14.10 Fractional Shares. No fractional Shares shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down as appropriate.

14.11 Limitations Applicable to Section 16 Persons. Notwithstanding anything herein to the contrary, the Plan, and any Award granted or awarded to any Participant who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by the Applicable Laws, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

14.12 Government and Other Regulations. The obligation of the Company to make payment of awards in Shares or otherwise shall be subject to all Applicable Laws, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register any of the Shares paid pursuant to the Plan under the Securities Act or any other similar law in any applicable jurisdiction. If the Shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act or other Applicable Laws, the Company may restrict the transfer of such Shares in such manner as it deems advisable to ensure the availability of any such exemption.

14.13 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the Cayman Islands.

14.14 Conflict of Rules. In the event of a conflict or inconsistency between the requirements under the Hong Kong Listing Rules and the rules of any other stock exchange on which the Shares are listed, the more onerous requirements shall prevail.

14.15 Section 409A. To the extent that the Committee determines that any Award granted under the Plan is or may become subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and the Award Agreements shall be interpreted in accordance with Section 409A of the Code and the U.S. Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulation or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Committee may adopt such amendments to the Plan and the applicable Award agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related U.S. Department of Treasury guidance.

14.16 Appendices. Subject to Section 13.1, the Committee may approve such supplements, amendments or appendices to the Plan as it may consider necessary or appropriate for purposes of compliance with Applicable Laws or otherwise and such supplements, amendments or appendices shall be considered a part of the Plan; provided, however, that no such supplements shall increase the share limitations contained in Section 3.1 of the Plan without the approval of the Board.